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EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
                            CHARGES

(Unaudited)
(Dollar amounts in thousands)


                                    Six Months Ended                            Fiscal Year Ended
                                   August 3  July 29      February 3 January 28 January 29 January 30 February 1
                                     1996      1995          1996       1995       1994       1993       1992
Consolidated pretax income         $152,262  $140,342       $269,653   $406,110   $399,534   $375,330   $322,157
Fixed charges (less capitalized
interest)                            66,163    65,170       $139,666    145,921    152,568    142,857    128,891

EARNINGS                           $218,425  $205,512       $409,319   $552,031   $552,102   $518,187   $451,048


Interest                            $58,809   $57,547       $120,054   $124,282   $130,915   $121,940   $109,386
Capitalized interest                  2,041     2,169         $3,567      2,545      1,882      1,646      3,574
Interest factor in rent expense       7,354     7,605        $19,612     21,639     21,653     20,917     19,505

FIXED CHARGES                       $68,204   $67,321       $143,233   $148,466   $154,450   $144,503   $132,465


Ratio of earnings to fixed charges     3.20      3.05           2.86       3.72       3.57       3.59       3.41


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